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                        PROVANTAGE HEALTH SERVICES, INC.
              EXHIBIT 11 - COMPUTATION OF EARNINGS PER COMMON AND
                            COMMON EQUIVALENT SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                              YEAR TO DATE AS OF                          FISCAL YEARS ENDED
                                         ------------------------------    ------------------------------------------------
                                          APRIL 29,          MAY 1,         JANUARY 29,      JANUARY 30,       JANUARY 31,
                                            2000              1999             2000              1999              1998
                                         (13 WEEKS)        (13 WEEKS)       (52 WEEKS)        (52 WEEKS)        (52 WEEKS)
                                         ------------     -------------    --------------    ------------      ------------

BASIC:
Net earnings                             $    1,913       $    2,353       $   11,262        $     9,482       $     7,121
                                         ==========       ==========       ==========        ===========       ===========

Weighted average number of
  outstanding common shares                  18,150           12,550           15,644             12,550            12,550
                                         ==========       ==========       ==========        ===========       ===========

Net earnings per common
  share - basic (1)                      $     0.11       $      0.19      $     0.72        $      0.76       $      0.57
                                         ==========       ===========      ==========        ===========       ===========

DILUTED:
Net earnings                              $   1,913       $     2,353      $   11,262        $     9,482       $     7,121
                                         ==========       ===========      ==========        ===========       ===========

Weighted average number of
  outstanding common shares                  18,150            12,550          15,644             12,550            12,550
Number of common shares
  issuable assuming exercise
  of stock options                                7                 -               1                  -                 -
  Adjusted weighted average
  number of outstanding common
  and common equivalent shares -
  assuming full dilution                     18,157            12,550          15,645             12,550            12,550
                                         ==========       ===========      ==========        ===========       ===========

Net earnings per common
  share - diluted (1)                    $     0.11       $      0.19      $     0.72        $      0.76       $      0.57
                                         ==========       ===========      ==========        ===========       ===========






(1) Earnings per share are computed by dividing net earnings by the weighted average number of outstanding common and common equivalent shares.

















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